EXHIBIT 99

CONTACT:  TIMOTHY S. O'TOOLE            FOR IMMEDIATE RELEASE
          Chemed Corporation
          (513) 762-6702



          CINCINNATI, August 8, 1996--Chemed Corporation (NYSE:CHE) announced today that it intends to commence a tender offer to acquire any and all of the outstanding shares of common stock of Roto-Rooter, Inc. (NASDAQ:ROTO) currently not held by Chemed (approximately 2,160,000 shares, representing approximately 42 percent of the outstanding shares), for a cash price of $41.00 per share. The offer is expected to commence by Wednesday, August 14, 1996. The offer will not be conditioned upon any minimum number of shares being tendered.

          Edward L. Hutton, Chairman of Chemed, stated: "The Chemed board of directors believes that this offer is fair to Roto-Rooter's stockholders and represents an opportunity for Roto-Rooter stockholders to realize significant value for their shares. In connection with the offer, CS First Boston has given Chemed's board an opinion as to the fairness from a financial point of view of the offer to Roto-Rooter stockholders."

           Chemed Corporation, headquartered in Cincinnati, is a diversified public corporation with strategic positions in medical and dental supply manufacturing for the alternate-care and hospital markets, home health care services and hospice care; plumbing, drain cleaning, and appliance and air conditioning


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                                                       EXHIBIT 99
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repair and maintenance through the sale of service contracts; and
sanitary maintenance products and services.

          Roto-Rooter, Inc., headquartered in Cincinnati, is the largest provider of sewer and drain cleaning services in the United States.

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